Exhibit 4.1.5
SUBORDINATED GUARANTY
     THIS SUBORDINATED GUARANTY is made as of this ___day of ___, 200_, by ALCATEL LUCENT, a French société anonyme (“Guarantor”) in favor of the Guarantied Parties referred to below.
W I T N E S S E T H:
     WHEREAS, Lucent Technologies Inc., a Delaware corporation (the “Issuer”) is the issuer under an Indenture dated as of June 4, 2003, as supplemented by the First Supplement thereto dated as of June 4, 2003 and the Second Supplement thereto dated as of November 30, 2006 (as such Indenture may be further amended, restated, modified or otherwise supplemented, the “Indenture”) with The Bank of New York as the trustee thereunder (in such capacity, the “Trustee”), pursuant to which the Issuer issued its 2 3/4% Series A Convertible Senior Debentures due 2023 (the “Series A Debentures”) and its 2 3/4% Series B Convertible Senior Debentures due 2025 (the “Series B Debentures” and together with the Series A Debentures and any other Series of debentures issued under the Indenture, the “Debentures”);
     WHEREAS, the Issuer, Guarantor and Aura Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Guarantor (“Merger Sub”) entered into an Agreement and Plan of Merger dated as of April 2, 2006 (as such agreement may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub merged with and into the Issuer on November 30, 2006, with the Issuer being the surviving corporation (the “Merger”) and upon consummation of the Merger, the Issuer is a wholly owned subsidiary of Guarantor; and
     WHEREAS, Guarantor and the Issuer are making a consent solicitation (the “Consent Solicitation”) to amend certain provisions of the Indenture (the “Indenture Amendments”) and in consideration for the Holders (as herein defined) agreement to the Indenture Amendments, Guarantor shall, subject to the terms and conditions set forth herein, guaranty the prompt payment and performance of the Debentures as set forth herein.
     NOW, THEREFORE, in consideration of the premises and in order to induce the Holders to consent to the Indenture Amendments, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:
     1. Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meaning specified below for purposes of this Guaranty, the Indenture and the Debentures. Capitalized terms used herein which are not otherwise defined herein are used with the meanings ascribed to such terms in the Indenture.
     “Equity Securities” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     “Hedging Agreements” means any and all transactions, agreements or documents now existing or hereafter entered into that provides for an interest rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices, or other financial measures for the purpose of hedging the a Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
     “Guaranty” means this Subordinated Guaranty dated as of _______________ , 200____, as amended, restated, supplemented or otherwise modified from time to time.
     “Permitted Junior Securities” means (1) Equity Securities of Guarantor or the Issuer or (2) debt securities that are subordinated to Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Debentures and this Guaranty.
     “Senior Debt” means (a) Guarantor’s indebtedness for money borrowed (including indebtedness secured by a lien on any property or assets of Guarantor), including the principal of, premium, if any, penalties, reimbursement or indemnification amounts, fees, expenses and accrued and unpaid interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor, whether or not a claim for such post-petition interest is allowed in such proceeding), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (b) guaranties by Guarantor of indebtedness for money borrowed, including the principal of, premium, if any, and accrued and unpaid interest thereon, by any other Person, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (c) obligations of Guarantor under any agreement to lease, or lease of, any real personal property (including sale-leaseback transactions), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (d) obligations of the Guarantor in respect of letters of credit, performance bonds, surety bonds and similar obligations whether outstanding on the date of execution of the Indenture or thereafter created; (e) obligations of Guarantor in respect of Hedging Agreements whether outstanding on the date of execution of the Indenture or thereafter created; (f) modifications, renewals, extensions, deferrals, refinancings (including any tender premium) and refundings of any such indebtedness, liabilities or obligations described in (a) through (e) above unless, in the case of any of (a) through (f) above, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such indebtedness, liabilities or obligations, or such modification, renewal, extension or refunding thereof, or the Guarantor’s obligations pursuant to such guarantee, are not senior in right of payment to the Guarantied Obligations or if the instrument creating or evidencing such indebtedness expressly and specifically provides in the terms thereof that such indebtedness ranks “pari passu” or

“junior” to the Guarantied Obligations; (g) indebtedness evidenced by a note, debenture, bond or other instruments of indebtedness for the payment of which Guarantor is responsible or liable, by guarantees or otherwise, and such indebtedness is not otherwise covered by clause (a) above, whether such other indebtedness was outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (h) any other liability or obligation, contingent or otherwise other than those described in clauses (a) — (e) and (g), of Guarantor and any guarantee, endorsement or other contingent obligation in respect thereof, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; and (i) modifications, renewals, extensions, deferrals, refinancings (including any tender premium) and refundings of any indebtedness, liabilities or obligations described in clauses (g) or (h) above, if, in the case of any of clauses (g), (h) or (i) above, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness, liability or obligation is senior in right of payment to the Guarantied Obligations. Notwithstanding the foregoing, the term Senior Debt shall not include any indebtedness of Guarantor to any Subsidiary of Guarantor. If any payment made to any holder of any Senior Debt or its Senior Debt Representative with respect to such Senior Debt is rescinded or must otherwise be returned by such holder or Senior Debt Representative upon the insolvency, bankruptcy or reorganization of Guarantor or otherwise, the reinstated indebtedness of Guarantor arising as a result of such rescission or return shall constitute Senior Debt effective as of the date of such rescission or return.
     “Senior Debt Representative” means (a) the indenture trustee or other trustee, agent or representative for holders of Senior Debt or (b) with respect to any Senior Debt that does not have any such trustee, agent or other representative, (i) in the case of such Senior Debt issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Debt, any holder or owner of such Senior Debt acting with the consent of the required persons necessary to bind such holders or owners of such Senior Debt and (ii) in the case of all other such Senior Debt, the holder or owner of such Senior Debt.
     2. Guaranty of Payment.
     (a) Upon the effectiveness of this Guaranty as provided in Section 5 hereof and subject to the other provisions of this Guaranty, Guarantor hereby unconditionally guaranties to each holder of a Debenture authenticated and delivered by the Trustee (each a “Holder”) and to the Trustee and its successors and assigns (collectively, the “Guarantied Parties”), the principal of, premium, if any, interest on, and all other monetary obligations arising under the Debentures, will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Debentures, if any, if lawful, will be promptly paid in full, in accordance with the terms hereof and thereof (collectively, the “Guarantied Obligations”). Failing payment when due of any amount so guarantied for whatever reason upon receipt of written notice from Trustee of such failure, Guarantor will be obligated to pay the same immediately. By giving any such written notice, Trustee shall be deemed to have accepted the terms and conditions of this Guaranty. Guarantor agrees that this is a guarantee of payment and not a guarantee of collection or collectibility. The guaranty provided in this Section 2 is in all respects subject to, and limited by, the provisions of Section 4 hereof.
     (b) Guarantor hereby agrees that its obligations hereunder are absolute and unconditional, irrespective of the validity, regularity or enforceability of the Debentures or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the Guarantied Obligations). Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guaranty will not be discharged except by complete performance of the obligations contained in the Debentures and the Indenture or payment in full of the Guarantied Obligations.
     (c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or Guarantor, any amount paid by either to the Trustee or such Holder, this Guaranty, to the extent theretofore discharged, will be reinstated in full force and effect.
     (d) Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any Guarantied Obligations until payment in full of all Guarantied Obligations. Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guarantied Obligations may be accelerated as provided in the Indenture for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantied Obligations, and (2) in the event of any declaration of acceleration of such obligations as provided in the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by Guarantor for the purpose of this Guaranty.
     3. Limitation on Guarantor Liability. It is intended that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty and that the obligations of Guarantor hereunder will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of Guarantor in respect of the obligations of Guarantor under this Guaranty, result in the obligations of Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

     4. Subordination of Guaranty.
     (a) The Guarantied Obligations shall be subordinated to Senior Debt to the extent set forth in this Section 4.
     (b) Upon any payment or distribution of the assets or securities to creditors of Guarantor in a liquidation or dissolution of Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Guarantor or its property, in an assignment for the benefit of creditors or any marshaling of Guarantor’s assets and liabilities:
     (1) holders of Senior Debt will be entitled to receive payment in full in cash of all obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for such interest would be allowed in such proceeding) before the Holders will be entitled to receive any payment with respect to the Debentures (except that Holders may receive and retain Permitted Junior Securities), as their interests may appear; and
     (2) until all obligations with respect to Senior Debt (as provided in clause (1) above) are paid in full in cash, any distribution to which Holders would be entitled but for this Section 4 will be made to holders of Senior Debt (except that Holders may receive and retain Permitted Junior Securities), as their interests may appear.
     (c) Guarantor shall not make any payment or distribution to the Trustee or any Holder in respect of the Debentures and shall not acquire from the Trustee or any Holder for cash or property (other than Permitted Junior Securities) any Debenture or other obligation arising under the Indenture until all principal and other obligations with respect to the Senior Debt have been paid in full if:
     (1) a payment default on any Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or
     (2) any other default occurs and is continuing on any series of Senior Debt that permits holders of that Senior Debt to accelerate its maturity and the Guarantor or the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Senior Debt or any trustee, agent or other representative thereof. If the Guarantor or the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section 4(c) unless and until at least 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.
     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Guarantor or the Trustee may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been waived for a period of not less than 90 days.

     (d) Guarantor may and will resume payments on and distributions in respect of the Debentures and may acquire them (so long as this Section 4 otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition) upon the earlier of:
     (1) in the case of a payment default on any Senior Debt, upon the date upon which such default is cured or waived, or
     (2) in the case of a nonpayment default on any Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Senior Debt has been accelerated.
     (e) By its acceptance of this Guaranty or the acceptance of a Debenture following the effectiveness of this Guaranty or acceptance of any payment thereunder, Trustee and each Holder agrees that in the event it receives any payment of any obligations with respect to the Debentures (other than Permitted Junior Securities) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by Section 4(c) hereof, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Senior Debt Representative under the agreement, indenture or other document (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.
     (f) Nothing set forth in this Section 4, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into the Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders of Senior Debt if the Trustee pays over or distributes to or on behalf of the Holders or the Issuer or any other Person money or assets to which any holders of Senior Debt are then entitled by virtue of this Section 4 shall impose upon Trustee any obligations other than those expressly provided for herein, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.
     (g) The Guarantor will promptly notify the Trustee of any facts known to the Issuer that would cause a payment of any obligations with respect to the Debentures to violate this Section 4, but failure to give such notice will not affect the subordination of the Debentures to the Senior Debt as provided in this Section 4.
     (h) After all Senior Debt is paid in full and until the Debentures are paid in full, Holders will be subrogated (equally and ratably with all other indebtedness pari passu with the Debentures) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A payment or distribution made under this Section 4 to holders of Senior Debt that otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on the Debentures.
     (i) This Section 4 defines the relative rights of Holders and holders of Senior Debt. Nothing in the Indenture will:
     (1) impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of, premium and interest on, the Debentures in accordance with their terms;
     (2) affect the relative rights of Holders and creditors of the Issuer other than their rights in relation to holders of Senior Debt; or
     (3) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders.
If the Issuer fails because of this Section 4 to pay principal of, premium or interest on, a Debenture on the due date, the failure is still a Default or Event of Default.
     (j) No right of any holder of Senior Debt to enforce the subordination of the obligations evidenced by the Debentures may be impaired by any act or failure to act by the Issuer or any Holder or by the failure of the Issuer or any Holder to comply with the Indenture.
     (k) Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Senior Debt Representative. Upon any payment or distribution of assets of the Issuer referred to in this Section 4, the Trustee and the Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Senior Debt Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.
     (l) Notwithstanding the provisions of this Section 4 or any other provision of the Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee may continue to make payments on the Debentures, unless the Trustee has received at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any obligations with respect to the Debentures to violate this Section 4. Only the Issuer or a Senior Debt Representative may give the notice. Nothing in this Section 4 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Indenture. The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee.
     (m) By its acceptance of this Guaranty or the acceptance of a Debenture following the effectiveness of this Guaranty, each Holder shall be deemed to authorize and direct the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 4, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 of the Indenture at least 30 days before the expiration of the time to file such claim, the Senior Debt Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders.
     (n) The provisions of this Section 4 may not be amended or modified without the prior written consent of the holders of a majority of all Senior Debt other than clarifying changes or changes that do not have an adverse impact upon holders of Senior Debt.
     5. Effectiveness of Guaranty.
     (a) The obligations of Guarantor under this Guaranty shall become effective upon execution by the Guarantor hereof.
     (b) For the avoidance of doubt, upon effectiveness of this Guaranty, (1) Trustee and (2) each Holder, regardless of whether such Holder affirmatively consented to the Indenture Amendments, shall be deemed to have accepted this Guaranty on the effective date hereof.
     6. Ranking. This Guaranty constitutes unconditional, unsecured and subordinated indebtedness of the Guarantor and will rank pari passu without preference among themselves and (with the exception of indebtedness preferred by law) equally and ratably with all other unsecured and subordinated present or future indebtedness of the Guarantor for money borrowed or any guarantee thereof which is not Senior Debt.
     7. Release. Guarantor may be released from this Guaranty upon the sale, transfer or other disposition, of all or substantially all of the Capital Stock of Issuer or of all or substantially all of the assets of Issuer to one or more persons or entities who are not either the Guarantor or a Subsidiary of the Guarantor, whether by sale, merger, recapitalization, dividend or distribution or similar transaction, which release shall be effective (a) only upon written notice by the Issuer to the Trustee accompanied by an Officer’s Certificate certifying as to compliance with this Section 7, and (b) without any further action on the part of the Trustee or any Holder. Upon any such release in compliance with the above requirements, the Trustee shall deliver an appropriate instrument evidencing such release. Any actions taken pursuant to this Section 7 shall not release Issuer as a primary obligor under the Indenture or the Debentures.

     8. Termination. This Guaranty shall remain in full force and effect until all of the Guarantied Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto shall have been asserted) shall be paid in full (which shall include a conversion of the Debentures in accordance with the Indenture) and the Indenture shall have been terminated.
     9. Miscellaneous.
     (a) This Guaranty shall inure to the benefit of the Holders, and their respective successors and assigns, to the extent such assignments are permitted under the Indenture.
     (b) Captions of the sections of this Guaranty are solely for the convenience of the Holders and Guarantor, and are not an aid in the interpretation of this Guaranty and do not constitute part of the agreement of the parties set forth herein.
     (c) If any provision of this Guaranty is unenforceable in whole or in part for any reason (other than by reason of the failure of one or more conditions precedent set forth in Section 5 not being satisfied), the remaining provisions shall continue to be effective.
     (d) Guarantor and Trustee (upon Trustee’s giving of written notice regarding any demand hereunder pursuant to Section 2) hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or New York state court sitting in New York in any action or proceeding arising out of or relating to this Guaranty and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Any judicial proceeding by Guarantor against any Holder or any affiliate thereof involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Guaranty shall be brought only in a court in New York, New York.
     (e) This Guaranty and the transactions evidenced hereby shall be construed under the internal laws (as opposed to conflict of laws provisions) and decisions of the state of New York.
     (f) Notices. All notices, approvals, requests, demands and other communications hereunder shall be in writing and delivered by hand or by nationally recognized overnight courier, or sent by first class mail or sent by telecopy (with such telecopy to be confirmed promptly in writing sent by first class mail), sent:

If to Guarantor, to :	Alcatel Lucent
54, rue La Boétie
75008 Paris
Attention: General Counsel

If to Trustee, to :	The Bank of New York
101 Barclay Street, Floor 8W
New York, NY 10286
Attention: Corporate Trust Division—Corporate
Finance Unit
or to such other address or addresses or telecopy number or numbers as any party hereto may most recently have designated in writing to the other party by such notice. All such communications shall be deemed to have been given or made (i) if delivered in person, when delivered, (ii) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 3:00 p.m. New York time, otherwise on the next Business Day, (iii) if delivered by overnight courier, two (2) Business Day after delivery to the courier properly addressed and (iv) if mailed, five (5) Business Days after deposited in the United States mail, certified or registered.
[Signature Page Follows]

     IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first written above.

ALCATEL LUCENT

By:
Name:
Title:
ACKNOWLEDGED AND AGREED:
LUCENT TECHNOLOGIES INC.

By:
Name:
Title: